EXHIBIT 99.1

FOR IMMEDIATE RELEASE


   TREND MINING SELLS 30 PERCENT STAKE, RETAINS ROYALTY AT ANDACOLLO GOLD MINE
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DENVER, Dec. 5, 2005 (PRIMEZONE) -- Trend Mining Company (OTC BB:TRDM.OB - News)
is pleased to announce the sale of its 30% interest in the Andacollo  gold mine,
Chile.   The  buyers  are  the  same  accredited   investors  who  acquired  the
complementary   70%  stake  on  September  20,  2005.   Consideration   included
reimbursement of all of Trend's acquisition costs related to purchase of the 30% interest as well as Trend's diligence costs and out of pocket expenses, plus a 1% net smelter returns royalty on any and all mineral production from the mine, and a back-in right to reacquire the 30% interest any time through April 1, 2006. The royalty should commence paying Trend one percent of revenues from the mine at some point during the 2nd or 3rd quarter of 2006. The mine is expected to recover in excess of 250,000 ounces of gold, although now that gold prices are rising, it is possible that additional gold resources will be mined and recovered.

Thomas Loucks, CEO, said, "Trend's Board is extremely pleased to have consummated this transaction. Because all of Trend's costs are being reimbursed, Trend will have created a passive royalty interest on a soon-to-be operating mine at no cost to Trend's shareholder base. Not one share of new stock has been issued during the entire transaction, and the buyers will take over managing the operation of the mine. In the event that the gold price makes an extraordinary move, Trend still retains the right to back into the project if such an action becomes appropriate. Trend is now focusing its energies on uranium exploration at Cree Lake in the Athabasca Basin of Saskatchewan where a significant target for high-grade uranium mineralization has been identified, and drilling is now commencing." Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend's properties include its royalty interest in the Andocollo gold mine in Chile, along with a compelling portfolio of uranium, PGM and base metal exploration projects in the United States and Canada. Trend is led by highly qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (TRDM.OB).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:
          Trend Mining Company
          Thomas Loucks, President and CEO
          Phone: (303) 798-7363